               [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]


                                August 28, 2001



Mission Resources Corporation
1331 Lamar, Suite 1455
Houston, Texas  77010-3039

        Re:  Mission Resources Corporation
             Registration Statement S-4

Ladies and Gentlemen:

We have acted as counsel to Mission Resources Corporation, a Delaware corporation, (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by the Company to exchange (the "Exchange Offer") all outstanding 10 7/8% Senior Subordinated Notes due 2007 ($100 million aggregate principal amount outstanding) (the "Series A Notes") and 10 7/8% Senior Subordinated Notes due 2007 Series B ($125 million aggregate principal amount outstanding) (the "Series B Notes" and, together with the Series A Notes, the "Outstanding Notes") of the Company for 10 7/8% Senior Subordinated Notes due 2007 Series C ($225 million aggregate principal amount) (the "Registered Notes") of the Company and (ii) the guarantees (the "Guarantees") of the Subsidiary Guarantors listed in the Registration Statement (the "Guarantors"). The Series B Notes have been, and the Registered Notes will be, issued pursuant to an Indenture (the "Indenture") dated as of May 29, 2001 among the Company, and Subsidiary Guarantors named therein, and The Bank of New York, as Trustee. We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that
(a) when the Registration Statement has become effective under the Act, (b) when the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) when the Registered Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor and (d) when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended,

     1. the Registered Notes proposed to be issued pursuant to the Exchange Offer (a) will have been duly authorized by all necessary corporate action on the part of the Company, and (b) when duly executed, authenticated and delivered by or on behalf of the Company, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture; and

     2. the Guarantees (a) will have been duly authorized by all necessary corporate action, as applicable, on the part of the Guarantors, and (b), when the notations on the Guarantees have been duly executed by the Guarantors and endorsed on the Registered Notes, will be valid and binding obligations of each Guarantor.

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:

     A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of the state of New York and the General Corporation Law of the state of Delaware.

     B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

     C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under stay, extension or usury laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Validity of the Exchange Notes." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                       3